FOR:	THE SPORTSMAN’S GUIDE
411 Farwell Avenue
	South Saint Paul, Minn. 55075	FOR IMMEDIATE RELEASE
NASDAQ NMS: SGDE

CONTACT:	William P. Bartkowski
MeritViewPartners
612.605.8616
THE SPORTSMAN’S GUIDE RELEASES 2006 FIRST QUARTER RESULTS
Quarterly Net Sales and Earnings per Share at High End of the Most Recent Guidance
South St. Paul, Minn. (5/11/06) — The Sportsman’s Guide, Inc. (Nasdaq NMS: SGDE) today reported results for the quarter ended March 31, 2006 that, with respect to net sales and fully diluted earnings per share, were at the high end of the most recent guidance.
     Net sales for the Company’s first quarter were $71.6 million, an approximate 11% increase when compared to $64.6 million reported for the same period in 2005. The increase in net sales for the period was primarily due to increased Internet-related sales.
     Net earnings for the first quarter of 2006 were $2.2 million, or $0.27 per fully diluted share ($0.32 per fully diluted share before stock-based compensation expense), compared to net earnings of $2.3 million, or $0.28 per fully diluted share, for the quarter ended March 31, 2005. The decrease in net earnings and fully diluted earnings per share for the most recent period was due to the adoption of SFAS 123R effective January 1, 2006 and applied on a modified prospective basis, which requires all share-based payments, including grants of stock options, to be recognized in the income statement as an operating expense, based on their fair values over the requisite service period. The first quarter of 2006 is the first period that stock-based compensation expense has been recognized in the Company’s consolidated financial statements. For the first quarter of 2006, the stock-based compensation expense totaled $568,000 on a pre-tax basis. Since the Company applied the modified prospective method in adopting SFAS 123R, periods prior to adoption have not been restated.
     Gregory R. Binkley, President and Chief Executive Officer of the Company, stated, “It was another strong first quarter at The Sportsman’s Guide. We saw net sales increases at both TSG and
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TGW; TSG’s net sales grew in excess of 10% and TGW’s net sales grew 13%. This double-digit sales growth at both was once again primarily due to our success in generating higher levels of Internet-related sales.”
     Consolidated selling, general and administrative expenses for the quarter ended March 31, 2006 were $18.7 million, or 26.1% of net sales, compared to $16.5 million, or 25.5% of net sales, for the same period last year. Consolidated selling, general and administrative expenses, as a percentage of net sales, were higher compared to the same quarter a year ago primarily as a result of the adoption of SFAS 123R, with stock-based compensation of $467,000 included in selling, general and administrative expenses.
     Total consolidated catalog circulation during the first quarter of 2006 was 13.7 million catalogs compared to 13.3 million catalogs during the first quarter of 2005. TGW circulated 1.3 million catalogs during the first quarter of both 2006 and 2005. TSG mailed ten catalog editions consisting of three main catalogs, three Buyer’s Club Advantage™ catalogs and four specialty catalogs during the quarter ended March 31, 2006 compared to nine catalog editions consisting of three main catalogs, three Buyer’s Club Advantage™ catalogs and three specialty catalogs mailed during the quarter ended March 31, 2005.
     On May 5, 2006, the Company announced that it had reached a definitive agreement to be acquired by Redcats USA for $31 per share. The board of directors of The Sportsman’s Guide has unanimously approved the merger agreement and has agreed to recommend to The Sportsman’s Guide’s shareholders that they vote to adopt the merger agreement and approve the merger. The transaction is expected to close during the third calendar quarter of this year, and is subject to The Sportsman’s Guide shareholder approval, as well as other customary closing conditions, including the expiration of the Hart-Scott-Rodino waiting period. The transaction is not subject to financing.
ABOUT THE SPORTSMAN’S GUIDE
The Sportsman’s Guide is a multi-channel direct marketer of value-priced outdoor gear and general merchandise, with a special emphasis on outdoor clothing, outdoor equipment, sporting goods, golf apparel and equipment and footwear. The company sells through both Internet websites and catalogs. The Company’s websites include www.sportsmansguide.com, www.tgw.com, www.bargainoutfitters.com, www.baseballsavings.com and www.softballsavings.com. Investors can access information about the company at www.sportsmansguideir.com.
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ABOUT REDCATS USA
Redcats USA is a leading catalog and online marketer of apparel and home products, operating in North America. Its primary brands are Chadwick’s®, Roaman’s®, Jessica London®, KingSize® and BrylaneHome®. Redcats USA is a wholly owned subsidiary of the Redcats Group, the world’s third largest catalog and online group in apparel and home products operating in 26 countries, through 17 brands with a staff of 20,000 associates and a turnover of 4.37 billion euros in 2005. Redcats Group is a member of the PPR group of companies. The shares of PPR S.A. are listed on Euronext Paris (# 121485, PRTP.PA, PPFP). For more information, please visit www.ppr.com.
FORWARD LOOKING STATEMENT
This document includes statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (the “SEC”). These forward-looking statements include statements regarding benefits of the proposed transaction, expected cost savings and anticipated future financial operating performance and results, including estimates of growth. These statements are based on the current expectations of management of The Sportsman’s Guide. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this document. For example, (1) The Sportsman’s Guide may be unable to obtain shareholder approval required for the transaction; (2) The Sportsman’s Guide may be unable to obtain regulatory approvals required for the transaction, or required regulatory approvals may delay the transaction or result in the imposition of conditions that could have a material adverse effect on The Sportsman’s Guide or cause the parties to abandon the transaction; (3) conditions to the closing of the transaction may not be satisfied; (4) the transaction may involve unexpected costs or unexpected liabilities; (5) the credit ratings of The Sportsman’s Guide or its subsidiaries may be different from what the parties expect; (6) the businesses of The Sportsman’s Guide may suffer as a result of uncertainty surrounding the transaction; (7) the industry may be subject to future regulatory or legislative actions that could adversely affect The Sportsman’s Guide; and (8) The Sportsman’s Guide may be adversely affected by other economic, business, and/or competitive factors. Additional factors that may affect the future results of The Sportsman’s Guide are set forth in its filings with the Securities and Exchange Commission. The Sportsman’s Guide undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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ADDITIONAL INFORMATION AND WHERE TO FIND IT
In connection with the proposed transaction, a proxy statement of The Sportsman’s Guide and other materials will be filed with SEC. WE URGE INVESTORS TO READ THE PROXY STATEMENT AND THESE OTHER MATERIALS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE SPORTSMAN’S GUIDE AND THE PROPOSED TRANSACTION. Investors will be able to obtain free copies of the proxy statement (when available) as well as other filed documents containing information about The Sportsman’s Guide at http://www.sec.gov, SEC’s Web site. Free copies of The Sportsman’s Guide’s SEC filings are also available by directing a request to The Sportsman’s Guide, Inc., 411 Farwell Avenue, South St. Paul, MN 55075, Attention: Investor Relations.
PARTICIPANTS IN THE SOLICITATION
The Sportsman’s Guide and its executive officers and directors and VLP Corporation, a wholly owned subsidiary of Redcats USA, Inc., may be deemed, under SEC rules, to be participants in the solicitation of proxies from The Sportsman’s Guide shareholders with respect to the proposed transaction. Information regarding the executive officers and directors of The Sportsman’s Guide is included in its definitive proxy statement for its 2006 annual meeting filed with the SEC on March 21, 2006. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by securities holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the proposed transaction.
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The Sportsman’s Guide, Inc. and Subsidiaries
Consolidated Balance Sheets
(Unaudited)
(In thousands of dollars)

	March 31,	March 31,	December 31,
	2006	2005	2005
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$8,141	$2,851	$14,050
Accounts receivable — net	3,329	2,996	4,437
Inventory	32,795	30,380	34,238
Promotional material	5,239	4,085	4,462
Prepaid expenses and other	1,663	1,521	1,433
Deferred compensation plan assets	2,911	2,056	2,328
Deferred income taxes	1,463	1,461	2,027

Total current assets	55,541	45,350	62,975
PROPERTY AND EQUIPMENT, NET	2,425	2,493	2,325
OTHER ASSETS
Goodwill	17,205	17,183	17,205
Trade and domain name	10,200	10,200	10,200
Other intangibles	1,123	613	1,185

Total other assets	28,528	27,996	28,590

Total assets	$86,494	$75,839	$93,890

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$21,025	$20,501	$26,687
Accrued expenses and other current liabilities	19,740	17,564	24,465

Total current liabilities	40,765	38,065	51,152
LONG-TERM LIABILITIES	785	5,502	769

Total liabilities	41,550	43,567	51,921
SHAREHOLDERS’ EQUITY	44,944	32,272	41,969

Total liabilities and shareholders’ equity	$86,494	$75,839	$93,890

The Sportsman’s Guide, Inc. and Subsidiaries
Consolidated Statements of Earnings
(Unaudited)
For the quarters ended
March 31, 2006 and 2005
(In thousands, except per share data)

	For the quarters ended March 31,
	2006	2005
Net sales	$71,648	$64,578
Cost of sales	49,528	44,544

Gross profit	22,120	20,034
Selling, general and administrative expenses	18,678	16,472

Earnings from operations	3,442	3,562
Interest expense	(1)	(64)
Miscellaneous income, net	136	68

Earnings before income taxes	3,577	3,566
Income tax expense	1,373	1,309

Net earnings	$2,204	$2,257

Net earnings per share:
Basic	$.30	$.32

Diluted	$.27	$.28

Weighted average common and common equivalent shares outstanding:
Basic	7,323	7,107

Diluted	8,220	8,066

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